                                                                   EXHIBIT 10.19

                      SPONSORSHIP AND DEVELOPMENT AGREEMENT

This Agreement is made as of November 17, 2004 (the "Effective Date") by and between TEKNIK DIGITAL ARTS INC., a Nevada corporation with offices at 7377 E. Doubletree Ranch Road, Suite 270, Scottsdale, Arizona 85258 ("TDA") and Buddy Rice Racing, Inc. ("Rice"), c/o ___________________________________________.

                                    RECITALS

      TDA is in the business of developing and publishing interactive entertainment software products. TDA desires to have Rice assist in the development, endorsement and publicizing of TDA's Indy Racing Type and NASCAR Type-related software products.

      THEREFORE, TDA and Rice agree as follows:

1.    DEVELOPMENT, PRODUCTION, COMMERCIAL AND PUBLICITY SERVICES

      1.1 General. Rice agrees to cooperate, consult with and aid TDA in connection with the development of TDA's "Indy Racing Type and NASCAR Type Product" (hereinafter defined) and the advertising, marketing and publicity thereof. As used herein, the term "Indy Racing Type and NASCAR Type Product" shall mean any interactive entertainment software product related to the sport of Indy Racing Type and NASCAR Type which is produced and released during the "Term" (hereinafter defined in Section 6.l) and which may be published in multiple versions (e.g., versions for play on game consoles, personal computers, handheld mobile devices (including cell phones), for sale in any and all territories.

2.    GRANT OF RIGHTS; COOPERATION

      2.1 Publicity Rights. Rice hereby grants to TDA the following rights (the "Rights"):

            (a) the right to use and reuse Rice's name, voice, likeness, facsimile signature, personal statistics, biographical information and any reproduction or simulation thereof ("Rice's Likeness") in TDA's Indy Racing Type and NASCAR Type Products and on packaging for TDA's Indy Racing Type and NASCAR Type Products in any fashion, said grant of rights being limited to the world (the "Contact Territory");

            (b) the right to use and reuse Rice's Likeness in TDA'S general internal, nonpublic corporate promotional materials (such as TDA's Annual Report), corporate advertising and in other forms of publicity;

            (c) the right to use and reuse Rice's Likeness in and in connection with the marketing, advertising, promoting and publicizing of TDA's Indy Racing Type and NASCAR Type Products, by any and all means now known or hereafter developed;

            (d) the exclusive right to use and reuse the results and proceeds of the Services provided in connection with TDA's Indy Racing Type and NASCAR Type Products; and

            (e) with Rice's prior reasonable approval, the right to license to third parties any of the foregoing rights but only in connection with or directly related to the marketing and sale of TDA's Indy Racing Type and NASCAR Type Products.

Rice agrees to cooperate in good faith with TDA in connection with TDA's exercise of the Rights in accordance with the terms of this Agreement.

      2.2 Limitations of License.

            (a) The Rights granted in Section 2.1 above will only be used by TDA in connection with its Indy Racing Type and NASCAR Type Products. TDA does not have the right to use the Rights in any product whatsoever released before or after the Term.

            (b) TDA shall not utilize Rice's Likeness in a manner that would constitute an endorsement of any product or service other than TDA's Indy Racing Type and NASCAR Type Products.

      2.3 Rice as Featured Player. TDA agrees that Rice will be one of the featured players on all packaging of and promotional materials related to, TDA's Indy Racing Type and NASCAR Type Product.

      2.4 No Obligation to Use. Except as set forth in Section 2.3 above, the payment to Rice of the sums required under this Agreement shall fully discharge all obligations of TDA to use Rice's Likeness under this Agreement.

      2.5 Approvals. TDA agrees that no use of Rice's Likeness in connection with the product concepts or on their packaging or advertisements, promotions and other related/similar materials will be made hereunder unless and until the same has been approved by Rice in writing. Rice agrees that any material, advertising or otherwise, submitted for approval as provided herein may be deemed by TDA to have been approved hereunder if the same is not disapproved in writing within fourteen (14) days after receipt thereof. Rice agrees that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that TDA will be advised of the specified rounds therefore. TDA agrees to protect, indemnify and save harmless Rice and Rice's agents, or either of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with, any advertising material furnished by, or on behalf of, TDA. TDA will not depict Rice in a disparaging manner in the Products, packaging, or advertising materials.

3.    EXCLUSIVITY

      3.1 Exclusivity Period. During the Term (the "Exclusivity Period"), Rice hereby represents, warrants and agrees that he will not, other than with regard to any group video game licensing agreements: (i) reader any services in commercials or advertisements on behalf of any computer game or videogame sports software product or service, or (ii) authorize the use to Rice's Likeness in connection with any computer game or videogame sports software product or service. These exclusivity obligations will not limit Rice's right to appear in any of the entertainment fields or in the entertainment portion of any television, film or video program; provided, however, that Rice may not appear in, or provide services in connection with, advertisements for any computer game or videogame sports products. Notwithstanding anything herein to the contrary, this Section 3.1 is specifically subject to the provisions of Section 2.2 above. Rice's obligations set forth in this Section 3.1, and as limited by Section 2.2, will be referred to elsewhere in this Agreement as the "Exclusivity Obligations". Notwithstanding anything herein to the contrary, TDA explicitly agrees that nothing herein shall preclude Rice from participating in, or in any way limit Rice's participation in, any current or future IRL and/or NASCAR group video game licensing arrangements.

4.    COMPENSATION

      4.1 Products. TDA will provide to Rice, free of all costs whatsoever (including without limitation, taxes, duties, shipping and/or handling fees) (a) fifty (50) copies each of TDA's "Buddy Rice Indy Racing Type and NASCAR Type" game mobile, handheld devices, game console and personal computer promptly after TDA's release thereof and (b) fifty (50) copies of any other TDA products selected by Rice.

      4.2 Compensation for Rights and Services. TDA agrees to pay Rice, as a consideration for the Rights and Services,

            1) 20% royalty of TDA net mobile sales price of Indy Racing Type and NASCAR Type product that will be sold as a monthly subscription at $2.50 to $3.00 per month less third party (telecom's) distribution/development costs. These costs average 33% of gross sales price depending on the carrier.

            2) 10% of all game console and personal computer game sales on a wholesale basis. For example, if retail price is $50 and the company sells to distributor for $20, Rice would receive 10% of $20 or $2 per game sold.

            3) The option to convert 10% of the royalty agreement as set forth in section 4.2(2) into the following during the first two years of this agreement:

                  a. 100,000 Restricted (under Rule 144) common shares TDA, and

                  b. Warrant to purchase 250,000 shares at $2.50/share for three years from the effective date of this agreement.

All payments due under this Agreement shall be made in the form of a check drawn to the order of "Buddy Rice Racing, Inc." and delivered to Rice's agent at the following address: _____________________________________. Payments shall be made
15 days from the end of each quarter. Rice's net payment after any such charges or deductions shall equal the amount set forth above. Past due payments hereunder shall bear interest at the rate of (i) one and one-half percent (1-1/2%) per month, or (ii) the maximum interest rate permissible under law, whichever is less.

      4.3 Expenses. First-class round-trip air transportation, hotel room meal expenses, local limousine service and miscellaneous expenses (e.g., telephone and overnight courier charges) incurred by Rice and a guest designated by Rice will be paid by TDA or reimbursed by TDA to Rice where necessary in the performance of Rice's Services under this Agreement; provided, however, that such expenses are required and reasonable for a celebrity of Rice's stature.

5.    AUDIT

      5.1 TDA, the Licensee, shall keep accurate books of account and records at principal place of business covering all transactions relating to the License granted herein. Rice shall have the right to engage an independent accounting firm to examine the Licensee's sales information and all other books and records necessary to establish the accuracy and timeliness of the royalty statements required hereunder. Such examination shall be at the premises of Licensee on ten
(10) working days written notice and during normal business hours. The information provided to Rice by the accounting firm will be the net sales and the application of the appropriate royalty rate to calculate royalties due. The accounting firm shall be required to take reasonable steps to hold all Licensee information confidential. Details of the review and all work papers and related supporting data pertaining to the review will be held confidential by the accounting firm and will not be shown, divulged, or delivered directly or indirectly to Rice or any third party. The accounting firm shall be bound by a non-disclosure agreement in the firm to be provided by Licensee to ensure compliance with this paragraph. The examination may be conducted not more than once a year. If it is determined that Licensee has made any Royalty underpayment which is greater than five percent (5%) for any Royalty Period, the Licensee shall reimburse Rice for the costs and expenses of such audit.

      5.2 Upon request by Rice, but not more than once each year, TDA the Licensee, shall, at its own cost, furnish to Rice within thirty (30) days after such request a detailed statement prepared by Licensees Chief Financial Officer, setting forth the number of Products manufactured from the later of the commencement of this Agreement or the date of any previous such statement up to and including the date of Rice's request therefore and also setting forth the pricing information for all Products (including the number and description of the Products) shipped, distributed and sold by Licensee during the aforementioned time period.

      5.3 All books of account and records of Licensee covering all transactions relating to the Licensee shall be retained by the Licensee until at least two
(2) years after the expiration or termination of the Term for possible inspection by Rice.

6.    TERM

      6.1 Term. The term of this Agreement (the "Term"), shall commence on the Effective Date and terminate at the end of the Exclusivity Period (i.e, a three
(3) year period commencing on the Effective Date).

      6.2 Post-Term Sales. Upon expiration of this Agreement, TDA shall cease all uses of the Rights and/or Rice's Likeness with respect to advertising, endorsing and/or promoting TDA, but TDA shall be free to continue to distribute and sell its Indy Racing Type and NASCAR Type Products which incorporate Rice's Likeness for up to 90 days after the expiration of the Term (although TDA may not use the Rights or Rice's Likeness to promote or advertise TDA or any of TDA's non-Indy Racing Type and NASCAR Type Products when selling the Indy Racing Type and NASCAR Type Products, nor can TDA highlight Rice's Likeness in its packaging or sales efforts); provided, however, that TDA shall have no such right of post-Term sales unless TDA is not in default of any of its obligations hereunder as of the date of expiration or termination.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS

      7.1 Representations and Warranties.

            (a) Rice represents and warrants that:

                  (i) Rice has full right to enter into this Agreement and to perform all of his obligations hereunder without, to his knowledge, violating the legal or equitable rights of any person, firm or entity and that TDA shall not be under any obligation for the payment of any commissions or fees to any person, firm or entity on account of this Agreement, other than advances, compensation, royalties and expenses expressly payable to Rice by TDA under this Agreement;

                  (ii) Rice will perform the Services in a professional and
            workmanlike manner, to the extent of Rice's professional abilities.

            (b) TDA represents and warrants that:

                  (i) TDA has full right to enter into this Agreement and to perform all of its obligations hereunder without, to its knowledge, violating the legal or equitable rights of any person, firm or entity and that Rice shall not be under any obligation for the payment of any commissions or fees to any person, firm or entity related to or connected with TDA on account of this Agreement.

            (c) Notwithstanding anything herein to the contrary, TDA agrees that nothing contained herein shall be construed to convey to TDA any rights to use the trademarks, logos or uniform of the Indy Racing Type and NASCAR Type, (IRL and NASCAR) any other professional or amateur Indy Racing Type and NASCAR Type association (including any member players of such association) in conjunction with the rights granted hereunder. All rights to the use of such trademarks, logos or team identification must be acquired from the IRL and/or NASCAR or any other appropriate rights holder.

      7.2 Further Assurances and Execution of Documents. Rice will, if requested and reasonable, furnish affidavits and other appropriate documentation that may be required, in TDA's reasonable judgment and at TDA's expense, to comply with any applicable governmental or other regulations, broadcast clearance procedures, or sports/entertainment industry guidelines relating to product endorsement. Furthermore, Rice hereby agrees to execute any and all documents which are required by any guild or union having jurisdiction over any of the services to be provided by Rice under this Agreement.

      7.3 Confidential Information and Non-Disparagement. Neither party will disclose or use any confidential or proprietary information that such party obtains from or about the other or its products. Both parties agree that the existence and results of any arbitration held pursuant to this Agreement will be treated confidentially. Rice will not authorize or release advertising matter or publicity nor give interviews which make reference to the details of the material terms of this Agreement, without TDA's prior written approval, although Rice may, during interviews, respond, discuss and comment in a non-disparaging manner that Rice is associated with TDA and its Indy Racing Type and NASCAR Type Products.

8.    OWNERSHIP OF PROPRIETARY RIGHTS

      8.1 All right, title and interest in and to TDA's Indy Racing Type and NASCAR Type Products shall be and remain the absolute property of TDA forever (it being understood that after the Term TDA may continue to manufacture, promote, sell and/or distribute its other Indy Racing Type and NASCAR Type interactive entertainment sports products which are separate and distinct from the Indy Racing Type and NASCAR Type Products incorporating Rice's Likeness on the packaging without being subject to any of the limitations or restrictions herein, provided that the Rights are not (directly or indirectly) utilized by or incorporated in such other Indy Racing Type and NASCAR Type interactive sports products. All right, title and interest in and to the Results and Proceeds and to the Advertising Materials (as defined below) shall be and remain the absolute property of TDA forever (but which may only be used during the Term and, subject to the limitations and conditions set forth in this Agreement, thereafter). Without limiting the foregoing, TDA shall, during the Term (and, subject to the limitations and conditions on the Rights as set forth in this Agreement, thereafter) have the full and complete right to revise, telecast, broadcast, use, distribute, reproduce, record, publish, print, license, copyright and exhibit the contents of any Results and Proceeds, the Indy Racing Type and NASCAR Type Products and any Advertising Materials and any versions or revisions thereof and, in TDA's sole discretion, the Results and Proceeds, the Indy Racing Type and NASCAR Type Products and Advertising Materials may be made by any process, instrumentation or device now known or hereafter developed and may be made or adapted for use in any and all media now known or hereafter developed (although it is acknowledged and agreed by TDA that multi-media usage (except, of course, as incorporated into TDA's Indy Racing Type and NASCAR Type Products) shall be strictly limited to advertising) provided that any and all such uses are directly related to the marketing, development and sale of TDA's Indy Racing Type and NASCAR Type Products. Rice further acknowledges that TDA may adapt and use, and protect by any means including registration with the appropriate authorities, a trademark or trade name incorporating Rice's Likeness, and that Rice shall, until after the Term, have no right, title or interest in or to any such trademark, trade name or related goodwill. As used in this Agreement, "Advertising Material" means any commercials, print materials, copy, advertising, promotional and publicity materials published under this Agreement which include or make reference to Rice's Likeness and all elements thereof.

      8.2 Notwithstanding anything herein to the contrary and only with Rice's approval, TDA agrees not to use the trademarks and logos of Rice's equipment manufacturer from the packaging of TDA's Indy Racing Type and NASCAR Type Products and/or the Advertising Materials.

9.    INDEMNITY

      9.1 By TDA. TDA shall indemnify and hold harmless Rice, Rice's agent, and Rice's heirs, executors and legal representatives from and against any and all damages, costs, judgments, penalties and expenses of any kind (including reasonable legal fees and disbursements) which may be obtained against, imposed upon or suffered by any of them as a result of (a) any claims or representations made by Rice in any Advertising Materials produced or used by TDA hereunder, (b) TDA's default, breach, negligence, errors and/or misconduct hereunder, and/or
(c) any claim arising from any third party's use or association with TDA's products.

      9.2 Insurance. TDA shall arrange for Rice to be named as an insured on the Company's $1,000,000 product liability insurance policy before the product is released.

10.   GENERAL

      10.1 Taxes. Rice represents and warrants that, in performing its obligations under this Agreement, Rice does so as an independent contractor and, without limiting the foregoing, Rice assumes exclusive responsibility for the collection and payments of all employer and employee contributions and taxes under all applicable laws now in effect or hereafter enacted and Rice further agrees to file any returns or reports necessary in connection therewith. TDA shall have the right to deduct from any amounts payable hereunder such portion thereof as are required to be deducted under applicable statute, regulation, treaty or other law, and Rice shall promptly execute and deliver to TDA such forms and other documents as may be required in connection therewith.

      10.2 Notices. All notices and statements hereunder required to be given to TDA shall be sent to TIDA at its address stated at the beginning of this Agreement, to the attention of the General Counsel, and all notices to Rice shall be sent to Rice at the address stated at the beginning of this Agreement, unless either party notifies the other party in writing if a change of address in accordance with the provisions of this Section. Notices are deemed to be received by the addressee of the notice on the earlier or the date the notice is actually delivered to the addressee and: (i) three (3) days after the notice is sent by certified mail, postage prepaid, return receipt requested; (ii) the next business day after the notice is sent by confirmed fax transmission; or (iii) on the date of guaranteed delivery if the notice is sent by recognized national or international express courier.

      10.3 Right of Offset. Notwithstanding any provision contained in this Agreement, neither party will be prohibited from exercising any right of offset that may be available at law.

      10.4 Governing Law. This Agreement will be deemed entered into in Arizona and will be governed by and interpreted in accordance with the internal substantive laws of the State of Arizona without reference to conflicts of law provisions.

      10.5 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all prior agreements and understandings, whether oral or written, are hereby superseded in their entirety. No waiver, modification or addition to this Agreement shall be valid unless in writing and signed by the party sought to be charged therewith.

      10.6 Assignment. This Agreement may be assigned by Rice and TDA with the other party's prior written approval. Except with Rice's prior written approval, this Agreement may not be assigned by TDA: (i) in connection with a merger, a sale of all or substantially all of the assets of TDA or other similar corporate reorganization, or the sale of substantially all of TDA's rights to all of its Indy Racing Type and NASCAR Type Products; or (ii) to an affiliated, parent, subsidiary, related company (or in the case of the production of Advertising Materials to an advertising agency representing TDA) so as to effectuate the intent of this Agreement and the subject matter hereof, although TDA will continue to be liable for all financial obligations hereunder.

      10.7 Severability. Should any provision of this Agreement be held to be void, invalid or inoperative, such provision will be enforced to the extent permissible and the remaining provisions of this Agreement will not be affected.

      10.8 Attorney's Fees. In any suit, arbitration or other proceeding under this Agreement, the prevailing party will be entitled to recover its reasonable fees and expenses of attorneys and other professionals, including all fees and expenses of appeal and enforcement.

      10.9 Liability. In no event (including, but not limited to, Rice's default hereunder) shall Rice be liable to TDA (or any entity claiming through TDA) for any amount in excess of the amounts actually received by Rice hereunder, excluding the reimbursement of expenses. Under no circumstances will Rice be liable to TDA or any other entity for any special, consequential, indirect, exemplary and/or punitive damages, or for loss of good will or business profits.

      10.10 Applicable Law and Disputes. This Agreement shall be governed by the laws of the State of Arizona applicable to agreements fully executed and performed therein. Any claims arising hereunder or relating hereto shall be prosecuted only in the appropriate court of the State of Arizona or in the applicable United States District Court and neither party shall make any claim or demand in any other jurisdiction forum. Each party waives its right to a trial by jury and agrees to the jurisdiction of the judge in the appropriate court as governed by the State of Arizona. The parties consent to the personal jurisdiction of such courts and to the service of process by mail.

      10.11 Force Majeure. If at any time during this Agreement, Rice or TDA is prevented from or hampered or interrupted or interfered with in any manner whatever in fully performing their respective duties hereunder by reason of any present or future statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not valid), act of God, earthquake, flood, fire, epidemic, accident, explosion, casualty, lockout, boycott, strike, labor controversy (including, but not limited to threat of lockout, boycott or strike), riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), invasion, occupation, intervention or military forces, act of public enemy, embargo, delay of a common carrier, inability without fault of such party to obtain sufficient material, labor, transportation, power or other essential commodity required in the conduct of business; or by reason of any event beyond any of the foregoing parties' reasonable control (e.g., illness, family emergency, etc.); or by reason of any other cause or causes of any similar nature (all of the foregoing being herein referred to as an "event of force majeure"), then the applicable party's obligations hereunder hereunder shall be suspended as often as any such event of force majeure occurs and during such periods of time as such events of force majeure exist and such non-performance shall not be deemed to be a breach of this Agreement.

      10.12 Reservation of Rights. All rights not herein specifically granted to TDA shall remain the property of Rice to be used in any manner Rice deems appropriate. TDA understands that Rice has reserved the right to authorize others to use Rice's Likeness within the Contract Territory and during the Term in connection with all tangible and intangible items and services other than TDA's Indy Racing Type and NASCAR Type Products as specifically set forth herein.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the Effective Date by signing below:

TEKNIK DIGITAL ARTS INC.                    BUDDY RICE RACING, INC.

By: /s/ John Ward                           By: /s/ Buddy Rice
    ------------------------------              -------------------------------
    Name: John Ward                             Name: Buddy Rice
    Title: Chairman                             Title:
    Date: November 17, 2004                     Date: November 17, 2004